(logo)
THE HUNTINGTON MORTGAGE COMPANY                          HUNTINGTON
PO Box 182440                                             MORTGAGE
Columbus, Ohio 43218-2440                                 COMPANY



	       MANAGEMENT'S ASSERTION ON COMPLIANCE WITH
			  SERVICING STANDARDS



We, as members of management of The Huntington Mortgage Company (HMC), a wholly-owned subsidiary of The Huntington National Bank, are responsible for complying with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of HMC's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1995 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1995, HMC complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, HMC had in effect a fidelity bond in the amount of $40,000,000 and an errors and omissions policy in the amount of $7,500,000.



/s/ R. Frederick Taylor
R. Frederick Taylor, President


/s/ Irving A. Adler
Irving A. Adler, Senior Vice President







A subsidiary of The Huntington National Bank